Exhibit 5.1

Gibson, Dunn & Crutcher LLP T: +1 415.393.8322 F: +1 415.374.8461

January 29, 2025

89bio, Inc.

655 Montgomery Street, Suite 1500

San Francisco, California 94111

Re:	89bio, Inc.

Registration Statement on Form S-3 (File No. 333-272144)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-272144 (the “Registration Statement”), of 89bio, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated January 28, 2025 (the “Prospectus Supplement”), in connection with the offering by the Company of (i) up to 25,957,142 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Shares”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 6,900,000 shares of Common Stock (the “Pre-Funded Warrant Shares”). The Shares and Pre-Funded Warrants are being sold pursuant to an underwriting agreement, dated January 28, 2025, among the Company and the representatives of the underwriters named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, form of Pre-Funded Warrant and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Pre-Funded Warrants, when issued and sold as described in the Registration Statement, assuming a sufficient number of Pre-Funded Warrant Shares are at the time available for issuance, will be a valid and legally binding obligation of the

Gibson, Dunn & Crutcher LLP

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January 29, 2025

Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Pre-Funded Warrant Shares, when issued upon a valid exercise of the Pre-Funded Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP